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                                                                     EXHIBIT 5.1


                                                                   26 April 2001
Asia Global Crossing Ltd.
Wessex House
45 Reid Street
Hamilton  HM 12
Bermuda


Dear Sirs

ASIA GLOBAL CROSSING LTD (THE "COMPANY")

We have acted as legal counsel in Bermuda in connection with the filing by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), of a registration statement on Form S-8 (the "Registration Statement") in relation to 83,193,768 Class A common shares of the Company of par value US$0.01 each (the "Common Stock") which may be issued in accordance with the Asia Global Crossing Ltd. 2000 Stock Incentive Plan (the "Equity Plan").

For the purposes of this opinion we have examined and relied upon the documents listed (which in some cases, are also defined in the Schedule to this opinion (the "Documents")). Unless otherwise defined herein, capitalised terms have the meanings assigned to them in the Equity Plan.

ASSUMPTIONS

In stating our opinion we have assumed:-

(a) the authenticity, accuracy and completeness of all Documents submitted to us as originals and the conformity to authentic original Documents of all Documents submitted to us as certified, conformed, notarised or photostatic copies;
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(b)      the genuineness of all signatures on the Documents;

(c) the authority, capacity and power of natural persons signing the Documents;

(d) that any statements of fact or law other than statements of the laws of Bermuda which are made in any of the Documents are true, accurate and complete;

(e) that the Equity Plan constitutes, and any awards given pursuant to the terms of the Equity Plan ("Awards") will constitute, the legal, valid and binding obligations of each of the parties thereto, other than the Company, under the laws of its jurisdiction of incorporation or its jurisdiction of formation;

(f) that the authorisation, execution, delivery and performance of the Equity Plan is within the capacity and power of each such party thereto (other than the Company);

(g) that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under, the Equity Plan or any Award is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

(h) that the Resolutions (where passed conditionally) have become unconditional, are in full force and effect and have not been rescinded, either in whole or in part, and accurately record the resolutions that were either passed by the Board of Directors at a meeting which was duly convened and at which a duly constituted quorum was present and voting throughout or as were adopted by all members of the Board of Directors of the Company as unanimous written resolutions of the Board of Directors of the Company and there is no matter affecting the authority of the directors to approve the Equity Plan and issue the Awards, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

(i) that each director of the Company, when the board of directors of the Company adopted the Resolutions, discharged his fiduciary duty owed to the Company and acted honestly and in good faith with a view to the best interests of the Company;
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(j)      that at the 2001 Annual General Meeting of the Company, the
         Shareholders of the Company will approve the terms of the Equity Plan as approved by the board of directors;

(k) that the Company has entered into its obligations under the Equity Plan in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the transactions contemplated by the Equity Plan would benefit the Company;

(l) that the Equity Plan will effect and will constitute legal, valid and binding obligations of each of the parties thereto enforceable with its terms under the laws of the State of New York by which it is expressed to be governed;

(m) that, at the time of issue of any Awards, or of Common Stock pursuant to the exercise of any Awards, the Committee remains a duly constituted Committee of the board of directors of the Company having the same powers and authorities as it has at the date of this opinion;

(n) that the approval of the issue of any Awards and of any Common Stock under Awards pursuant to the Equity Plan is made at a duly convened and quorate meeting of the Committee in a manner complying with the terms of its constitution then in force and the Constitutional Documents and within the authority then given to the Committee by the board of directors of the Company;

(o) that when the Committee authorises the issue of any Common Stock under the Equity Plan, the issue price (in whatever form) will not be less than the par value of the Common Stock and the Company will have sufficient authorised capital to effect the issue;

(p) that, if upon exercise of an Award, the new Common Stock is paid for as envisaged by sections 6 (c)(ii) and 6 (c)(iii) of the Equity Plan, the provisions of section 42A of the Companies Act 1981 of Bermuda will have been satisfied; and

(q) that when executed, any document presented to us in draft will not differ in any material respect from the draft that we have examined for the purpose of this opinion.

OPINION

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that when duly issued by the Committee and paid for pursuant to and in accordance with the terms of the Equity
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Plan, the Common Stock, subject matter of the Awards, will be validly issued, fully paid, non-assessable shares of the Company.



RESERVATIONS

We have the following reservations:-

(a) The term "enforceable" as used in this opinion means that there is a way of ensuring that each party performs an agreement or that there are remedies available for breach.

(b) We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the Courts of Bermuda at the date hereof.

(c) Any reference in this opinion to shares being "non-assessable" shall mean, in relation to fully-paid shares of the Company and subject to any contrary provision in any agreement in writing between such Company and the holder of shares, that no shareholder shall be obliged to contribute further amounts to the capital of the Company, either in order to complete payment for their shares, to satisfy claims of creditors of the Company, or otherwise; and no shareholder shall be bound by an alteration of the Memorandum of Association or Bye-laws of the Company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the Company.

(d) Where an obligation is to be performed in a jurisdiction other than Bermuda, the courts of Bermuda may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of, such other jurisdiction.

(e) We express no opinion as to the validity, binding effect or enforceability of any provision incorporated into the Equity Plan by reference to a law other than that of Bermuda, or as to the availability in Bermuda of remedies which are available in other jurisdictions.

(f) Searches of the Register of Companies at the office of the Registrar of Companies and of the Supreme Court Causes Book at the Registry of the Supreme Court are not conclusive and it should be noted that the Register of Companies and the Supreme Court Causes Book do not reveal:
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         (i)      whether an application to the Supreme Court for a winding up petition or for the appointment of a receiver or manager has been prepared but not yet been presented or has been presented but does not appear in the Causes Book at the date and time the Search is concluded;

         (ii) whether any arbitration or administrative proceedings are pending or whether any proceedings are threatened, or whether any arbitrator has been appointed;

         (iii) details of matters which have been lodged for filing or registration which as a matter of general practice of the Registrar of Companies would have or should have been disclosed on the public file but have not actually been registered or to the extent that they have been registered have not been disclosed or appear in the public records at the date and time the search is concluded;

         (iv) whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security, unless notice of the fact has been entered in the register of charges in accordance with the provisions of the Bermuda Companies Act 1981.

(g) Where a person is vested with a discretion or may determine a matter in his or its opinion, such discretion may have to be exercised reasonably or such an opinion may have to be based on reasonable grounds.

(h) In order to issue this opinion we have carried out the Company Search as referred to in the Schedule to this opinion and have not enquired as to whether there has been any change since the date and time of such search.

(i) In order to issue this opinion we have carried out the Litigation Search as referred to in the Schedule to this opinion and have not enquired as to whether there has been any change since the date and time of such search.

DISCLOSURE

This opinion is addressed to you in connection with the Registration Statement and is not to be made available to, or relied on by any other person or entity, or for any other purpose, without our prior written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement.

This opinion is addressed to you solely for your benefit and is neither to be transmitted to any other person, nor relied upon by any other person or for any other purpose nor quoted or referred to in any public document nor filed with any governmental agency or
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person, without our prior written consent, except as may be required by law or regulatory authority. Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable laws or the existing facts or circumstances should change.

This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully,

/s/ Appleby, Spurling & Kempe
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                                    SCHEDULE

1. The entries and filings shown in respect of the Company on the files of the Company maintained at the office of the Registrar of Companies in Hamilton, Bermuda, as revealed by searches completed at 10.02 am (Bermuda time) on 26 April, 2001, (the "Company Search").

2. The entries and filings shown at the Supreme Court Cases Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by searches completed at 9.48 am (Bermuda time) on 26 April, 2001 (the "Litigation Search" and together with the Company Search, the "Searches").

3. An e-mail copy of the Registration Statement on Form S-8 relating to the registration of Common Stock.

4.       An unexecuted draft email copy of the Equity Plan.

5. Copy of the Minutes of the Meeting of the Board of Directors of the Company held on 11 July 2000 which approve (subject to Shareholder approval) the terms of the Equity Plan, the reservation for issuance by the Board in accordance with the terms of the Equity Plan of such Common Stock equal to 15% of the number of shares of the Company's Common Stock outstanding immediately after the closing of the Company's IPO and the preparation and filing with the SEC of a registration statement relating to the registration of the Company's Common Stock issuable pursuant to the Equity Plan under the Securities Act of 1933.

6. Copy of the unanimous written resolutions of the Board of Directors of the Company adopted as of 10 August 2000 approving the grant of options to purchase Common Stock pursuant to the Equity Plan.

         (the minutes and resolutions referred to in 5 and 6 are collectively referred to as the "Resolutions").

7. Certified copies dated 24 April 2001 of the Certificate of Incorporation, Memorandum of Association, Certificate of Deposit of Memorandum of Increase of Share Capital and Bye-laws of the Company (together, the "Constitutional Documents").
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8.       An Officer's Certificate dated 25 April 2001 and signed by Charles F
         Carroll as Secretary of the Company confirming the authorised and issued share capital of the Company as at the date of the opinion.

9. Letter from the Bermuda Monetary Authority dated 4 April 2001 authorising the issue of Common Stock pursuant to the terms of the Equity Plan.